Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2017 THIRD QUARTER RESULTS

DANBURY, CT – April 26, 2017 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2017 third quarter ended March 31, 2017. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Summary Financial Information for Third Fiscal Quarter Ended March 31, 2017:

●	Consolidated net sales of $180.5 million, lower by 5.3% from previous year when consolidated net sales increased by 10.0%

●

Diluted earnings per share (“EPS”) of $0.08 compared to previous year of $0.36; adjusted EPS of $0.23 compared to previous year adjusted EPS of $0.34 when adjusted EPS increased 88.9% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

●	Paid dividends of $5.3 million, an increase of 34.6%

●

Gross margin of 52.5% compared to 55.5%. Excluding a special charge in the current quarter, adjusted gross margin was 56.0% compared to 55.5% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP gross margin)

●

Operating income of $3.9 million, compared to $16.0 million; adjusted operating income of $10.3 million compared to $15.5 million in previous year when adjusted operating income increased 55.0% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating income)

●

Operating margin of 2.2%, compared to previous year of 8.4%; adjusted operating margin of 5.7%, compared to previous year of 8.2% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating margin)

●	Retail net sales lower by 6.7% from an increase of 17.5% in the previous year period, and comparable store sales lower by 8.2% from an increase of 18.6% in the previous year period

Farooq Kathwari, Chairman and CEO, stated, “We are well positioned to grow with our many initiatives including refreshed and relevant product offerings, the strengthening of our North American manufacturing, logistics and retail network of 200 design centers staffed by 1,500 interior design professionals, investments in technology and increased spend on advertising.”

Mr. Kathwari further stated, “We are also strengthening our distribution channels including collaboration with Amazon to be launched this summer, the recent launch of Ethan Allen | Disney offerings on disneystore.com, the U.S. State Department contract, additional important contract initiatives and increased business opportunity with our collaboration in China where we are launching Ethan Allen | Disney this summer.”

Mr. Kathwari concluded, “The third quarter results were impacted with very strong prior year comparisons when sales increased 10% and EPS increased 89%. In addition, the uncertain political environment and customer expectations of higher discounting contributed to lowering sales. During the quarter, we increased advertising by 21% and plan to increase by about the same amount in our fourth quarter. During this quarter, we also made a decision to reduce clearance and discontinued inventory at both our wholesale and retail segments through donation within the next three months, resulting in a pre-tax charge of $6.4 million in the quarter.”

FISCAL 2017 THIRD QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the three months ended March 31, 2017 were $180.5 which decreased 5.3% compared to $190.6 in the comparable prior year period.

Gross profit was $94.7 million for the three months ended March 31, 2017 compared to $105.7 million and gross margin was 52.5% compared to 55.5% in the comparable prior year period. Adjusted gross margin was 56.0% compared to 55.5% in the comparable prior year period. Included in gross profit was a $6.4 million charge for write-down of inventory. Retail sales as a percent of total consolidated sales decreased to 78.6% from 79.8% decreasing our consolidated gross margin due to mix, partially offset by improved manufacturing efficiency.(See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Operating expenses for the three months ended March 31, 2017 were $90.8 million or 50.3% of sales compared to $89.7 million or 47.1% of sales in the comparable prior year period. This was primarily due to increased costs in the current year for advertising costs, which increased 21% over the prior year quarter, costs associated with new retail design centers, and a prior year gain on the sale of real estate in our retail segment, which were partially offset by other operating expenses which decreased $3.2 million during the quarter.

Operating income for the three months ended March 31, 2017 was $3.9 million or 2.2% of sales compared to $16.0 million or 8.4% of sales in the comparable prior year period. Adjusted operating income for the three months ended March 31, 2017 was $10.3 million or 5.7% of sales compared to $15.5 million or 8.2% of sales in the comparable prior year period. The lower operating income and margin in the current quarter was driven primarily by increased expenses in the current year due to the inventory write-down, and the impact of reduced current year sales. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Net income was $2.3 million or $0.08 per diluted share for the three months ended March 31, 2017 and $10.2 million or $0.36 per diluted share in the prior year comparable period. Adjusted net income was $6.3 million or $0.23 per diluted share for the three months ended March 31, 2017 and $9.6 million or $0.34 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended March 31, 2017 were $141.9 million compared to $152.2 million in the prior year comparable period, a decrease of 6.7% compared to the prior year.

Total written orders for the retail division of $152.7 million for the third quarter of fiscal 2017 were down 7.7% compared to the same prior year period, and comparable Design Center written orders of $141.3 million were down 10.9% over the same period.

Operating income reflected an operating loss of $7.3 million for the three months ended March 31, 2017, a decrease of $7.9 million from operating income of $0.6 million over the same prior year period. The lower operating income in the current quarter was driven primarily by the inventory write-down, the prior year income on the sale of real estate, and the impact of reduced current year sales. Additionally, during the current and previous year quarter incurred $1.4 million and $1.0 million respectively in losses due to new design centers.

Wholesale Segment

Net sales of $110.8 million decreased 5.4% compared to $117.2 million in the prior year quarter, with decreased sales to our retail and independent dealers in the United States, partly offset by an increase in international sales.

Operating income of $9.7 million decreased 38.3% compared to $15.8 million in the prior year quarter. The current year was impacted by the inventory write-down, increased advertising and lower sales by retail.

FISCAL 2017 YEAR-TO-DATE FINANCIAL RESULTS:

Net sales for the nine months ended March 31, 2017 were $568.5 million, a decrease of 3.4% compared to $588.5 million, due to lower sales in the second and third quarters, primarily in the wholesale segment.

Gross profit was $311.3 million for the nine months ended March 31, 2017 compared to $326.4 million and gross margin was 54.8%, compared to 55.5%. Adjusted gross margin was 55.9% compared to 55.5% in the comparable prior year period. Included in gross profit was the $6.4 million charge for write-down of inventory recognized during the current quarter. Partially offsetting the inventory write-down was an increase in retail sales mix, and a year-to-date reduction in clearance activity. Retail sales accounted for 79.2% of sales in the current year compared to 78.7% in the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Operating expenses for the nine months ended March 31, 2017 were $272.0 million or 47.8% of sales compared to $263.0 million or 44.7% of sales in the comparable prior year period. This was primarily due to a prior year gain versus a current year loss on the sale of real estate in our retail segment, increased costs in the current year for advertising, occupancy and warehouse costs on a net increase of five design centers, and expenses associated with the Ethan Allen | Disney launch.

Operating income for the nine months ended March 31, 2017 was $39.4 million or 6.9% of sales compared to $63.4 million or 10.8% of sales in the comparable prior year period. Operating margin of 6.9% compared to 10.8%, while adjusted operating margin of 8.2% compared to 10.5% in the prior year. Adjusted operating income for the nine months ended March 31, 2017 was $46.4 million compared to $61.8 million. The lower operating income and margin was driven primarily by increased expenses in the current year due to the inventory write-down, and the impact of reduced current year sales. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Net income of $24.5 million compared to $39.9 million, and excluding special items, net income of $29.0 million compared to $38.5 million. Earnings per diluted of $0.88 compared to $1.40, and excluding special items, EPS of $1.04 compared to $1.35. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Balance Sheet and Cash Flow

Total debt of $30.0 million decreased $11.8 million from June 30, 2016 due to scheduled repayments and a $10 million payment on our revolving credit facility.

Total cash and securities, including restricted cash, of $71.0 million increased $10.5 million from June 30, 2016, and working capital increased $5.3 million during the same period.

Inventories of $154.2 million decreased by $8.1 million from June 30, 2016, primarily from our inventory write down of $6.4 million.

Capital expenditures, including acquisitions, were $15.1 million fiscal year to date at March 31, 2017 compared to $13.8 million for the same prior year period.

Dividends and share repurchases; During the quarter ended March 31, 2017, we paid $5.3 million of dividends, a 34.6% increase over the same prior year quarter.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, April 26 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728502. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy five percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, ”adjusted net income”, ”adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", “will”, “may”, “continue”, “project”, ”target”, “outlook”, “forecast”, “guidance”, and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2016, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/17	03/31/16	03/31/17	03/31/16

Net sales	$180.5	$190.6	$568.5	$588.5
Gross margin	52.5%	55.5%	54.8%	55.5%
Adjusted gross margin *	56.0%	55.5%	55.9%	55.5%
Operating margin	2.2%	8.4%	6.9%	10.8%
Adjusted operating margin *	5.7%	8.2%	8.2%	10.5%
Net income	$2.3	$10.2	$24.5	$39.9
Adjusted net income *	$6.3	$9.6	$29.0	$38.5
Operating cash flow	$26.3	$17.6	$53.8	$38.6
Capital expenditures	$3.9	$6.5	$15.1	$13.8
Company stock repurchases (trade date)	$0.0	$7.1	$3.4	$19.3

EBITDA	$8.8	$20.9	$54.3	$77.9
EBITDA as % of net sales	4.9%	11.0%	9.5%	13.2%

Adjusted EBITDA *	$15.2	$20.4	$61.3	$76.2
Adjusted EBITDA as % of net sales *	8.4%	10.7%	10.8%	12.9%

Selected Financial Data by Business Segment:
	Three Months Ended		Nine Months Ended
	03/31/17	03/31/16	03/31/17	03/31/16
Retail
Net sales	$141.9	$152.2	$450.5	$462.9
Operating margin	-5.2%	0.4%	-0.9%	1.9%
Adjusted operating margin *	-1.0%	0.1%	0.5%	1.6%

Wholesale
Net sales	$110.8	$117.2	$339.1	$364.0
Operating margin	8.8%	13.5%	11.9%	15.4%
Adjusted operating margin *	10.8%	13.5%	12.6%	15.4%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	03/31/17	03/31/16	03/31/17	03/31/16

Net sales	$180,501	$190,583	$568,460	$588,509
Cost of sales	85,766	84,866	257,134	262,061
Gross profit	94,735	105,717	311,326	326,448
Selling, general and administrative expenses	90,815	89,708	271,975	263,032
Operating income	3,920	16,009	39,351	63,416
Interest and other income (expense)	-77	149	248	324
Interest expense	302	580	949	1,467
Income before income taxes	3,541	15,578	38,650	62,273
Income tax expense	1,259	5,400	14,139	22,414
Net income	$2,282	$10,178	$24,511	$39,859

Basic earnings per common share:
Net income per basic share	$0.08	$0.37	$0.89	$1.41
Basic weighted average shares outstanding	27,691	27,827	27,694	28,181

Diluted earnings per common share:
Net income per diluted share	$0.08	$0.36	$0.88	$1.40
Diluted weighted average shares outstanding	27,953	28,061	27,970	28,424

Comprehensive income:
Net income	$2,282	$10,178	$24,511	$39,859
Other comprehensive income
Currency translation adjustment	1,998	166	(213)	(1,229)
Other	3	6	(20)	20
Other comprehensive income (loss) net of tax	2,001	172	(233)	(1,209)
Comprehensive income	$4,283	$10,350	$24,278	$38,650

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)
	March 31,	June 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$63,677	$52,659
Accounts receivable, net	10,444	9,467
Inventories	154,225	162,323
Prepaid expenses & other current assets	24,602	23,755
Total current assets	252,948	248,204

Property, plant and equipment, net	272,122	273,615
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,317	7,820
Other assets	2,388	2,642
Total Assets	$579,903	$577,409
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	2,870	3,001
Customer deposits	60,527	60,958
Accounts payable	15,617	15,437
Accrued expenses & other current liabilities	43,766	43,951
Total current liabilities	122,780	123,347

Long-term debt	27,196	38,837
Other long-term liabilities	28,818	23,023
Total liabilities	178,794	185,207
Shareholders' equity:
Common stock	490	489
Additional paid-in-capital	378,261	374,972
Less: Treasury stock	-628,300	-624,932
Retained earnings	655,533	646,315
Accumulated other comprehensive income	-5,059	-4,846
Total Ethan Allen Interiors Inc. shareholders' equity	400,925	391,998
Noncontrolling interests	184	204
Total shareholders' equity	401,109	392,202
Total Liabilities and Shareholders' Equity	$579,903	$577,409

Ethan Allen Interiors Inc.
Design Center Activity
Third Quarter Fiscal 2017
Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	155	146	301
Additions (includes Relocations) (1)	2	2	4
Closings (includes Relocations) (1)	(2)	(2)	(4)
Transfers	0	0	0
Balance at end of period	155	146	301

United States	49	140	189
International	106	6	112

(1) Relocations in additions & closing	1	2	3

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2017 and 2016
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net Income / Earnings Per Share
Net income	$2,282	$10,178	$24,511	$39,859
Adjustments net of related tax effects *	4,060	-302	4,451	-1,057
Normalized income tax effects *	-33	-286	32	-315
Adjusted net income	$6,309	$9,590	$28,994	$38,487
Diluted weighted average shares outstanding	27,953	28,061	27,970	28,424
Earnings per diluted share	$0.08	$0.36	$0.88	$1.40
Adjusted earnings per diluted share	$0.23	$0.34	$1.04	$1.35
Consolidated Gross Profit / Gross Margin
Gross profit	$94,735	$105,717	$311,326	$326,448
Add: adjustments *	6,394	0	6,394	0
Adjusted gross profit *	$101,129	$105,717	$317,720	$326,448
Net sales	$180,501	$190,583	$568,460	$588,509
Gross margin	52.5%	55.5%	54.8%	55.5%
Adjusted gross margin *	56.0%	55.5%	55.9%	55.5%
Consolidated Operating Income / Margin
Operating income	$3,920	$16,009	$39,351	$63,416
Add: adjustments *	6,394	-476	7,010	-1,664
Adjusted operating income *	$10,314	$15,533	$46,361	$61,752
Net sales	$180,501	$190,583	$568,460	$588,509
Operating margin	2.2%	8.4%	6.9%	10.8%
Adjusted operating margin *	5.7%	8.2%	8.2%	10.5%
Wholesale Operating Income / Margin
Wholesale operating income	$9,729	$15,764	$40,399	$56,041
Add: adjustments *	2,241	0	2,241	0
Adjusted wholesale operating income *	$11,970	$15,764	$42,640	$56,041
Wholesale net sales	$110,819	$117,164	$339,076	$364,032
Wholesale operating margin	8.8%	13.5%	11.9%	15.4%
Adjusted wholesale operating margin *	10.8%	13.5%	12.6%	15.4%
Retail Operating Income / Margin
Retail operating income	$-7,319	$629	$-4,149	$8,958
Add: adjustments *	5,925	-476	6,541	-1,664
Adjusted retail operating income *	$-1,394	$153	$2,392	$7,294
Retail net sales	$141,948	$152,174	$450,495	$462,917
Retail operating margin	-5.2%	0.4%	-0.9%	1.9%
Adjusted retail operating margin *	-1.0%	0.1%	0.5%	1.6%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2017 and 2016
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
EBITDA
Net income	$2,282	$10,178	$24,511	$39,859
Add: interest expense, net	195	273	604	949
income tax expense	1,259	5,400	14,139	22,414
depreciation and amortization	5,024	5,042	15,023	14,631
EBITDA	$8,760	$20,893	$54,277	$77,853
Net sales	$180,501	$190,583	$568,460	$588,509
EBITDA as % of net sales	4.9%	11.0%	9.5%	13.2%

EBITDA	$8,760	$20,893	$54,277	$77,853
Add: adjustments *	6,394	-476	7,010	-1,664
Adjusted EBITDA	$15,154	$20,417	$61,287	$76,189
Net sales	$180,501	$190,583	$568,460	$588,509
Adjusted EBITDA as % of net sales	8.4%	10.7%	10.8%	12.9%

* Adjustments consist of the following:
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Adjustments net of related income tax effects:
Real estate losses (gains)	$0	$-490	$616	$-1,824
Inventory write-down	6,394	0	6,394	0
Restructuring charges	0	14	0	160
	6,394	(476)	7,010	(1,664)
Related tax effects	-2,334	174	-2,559	607
Adjustments net of related income tax effects	$4,060	$-302	$4,451	$-1,057

Related tax effects are calculated using a normalized tax rate of 36.5%